Exhibit 4.93

EXECUTION VERSION

THE GOLDMAN SACHS GROUP, INC.,

as Issuer

TO

THE BANK OF NEW YORK MELLON,

as Trustee

Fifth Supplemental Indenture

Dated as of February 6, 2012

$500,010,000

Remarketable Floating Rate Junior Subordinated Notes due 2043

FIFTH SUPPLEMENTAL INDENTURE, dated as of February 6, 2012, between The Goldman Sachs Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 200 West Street, New York, New York 10282, and The Bank of New York Mellon, a New York banking corporation, as Trustee, to the Subordinated Debt Indenture, dated as of February 20, 2004, between the Company and the Trustee (the “Original Indenture”).

W I T N E S S E T H :

WHEREAS, the Original Indenture provides for the issuance from time to time thereunder, in one or more series, of unsecured debentures, notes or other evidence of indebtedness of the Company, and Section 301 of the Original Indenture provides for the establishment of the form or terms of Securities of any series issued thereunder, and any additions to, changes in or eliminations of any provisions of the Original Indenture in respect of such series as provided therein, through one or more supplemental indentures;

WHEREAS, the Company, by a Third Supplemental Indenture dated as of May 15, 2007 (the “Third Supplemental Indenture”), created and issued a series of Securities known as the Company’s Remarketable Floating Rate Junior Subordinated Notes due 2043 (the “Notes”), the terms and provisions of which were as specified in the Third Supplemental Indenture and, to the extent not added to, changed or eliminated by the Third Supplemental Indenture, the Original Indenture;

WHEREAS, the Company wishes to make certain changes as specified herein to the terms of and provisions for the Notes;

WHEREAS, Section 902 of the Original Indenture, as supplemented by Section 2.9 of the Third Supplemental Indenture and Section 6.1(b) of the Trust Agreement (as defined in this Fifth Supplemental Indenture), taken together permit the Company, when authorized by a Board Resolution, to enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture, as amended and supplemented by the Third Supplemental Indenture, or of modifying in any manner the rights of the Holders of the Notes, and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes and a majority of the aggregate liquidation amount of the outstanding APEX, subject to certain limitations set forth therein;

WHEREAS, the Company has obtained the consent to the amendments to the Indenture set forth herein from the Holders of a majority in principal amount of the Notes currently Outstanding and the holders of a majority of the aggregate liquidation amount of the outstanding APEX and has delivered to the Trustee evidence satisfactory to the Trustee that such consents have been given and, as of the date hereof, have not been withdrawn or revoked;

WHEREAS, the Company has duly authorized the execution and delivery of this Fifth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the premises, the Company covenants and agrees with the Trustee as follows:

ARTICLE II

DEFINITIONS

Section 2.1 Provisions of the Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture, as supplemented and amended by the Third Supplemental Indenture, shall remain in full force and effect and, for all purposes of this Fifth Supplemental Indenture (including the recitals hereto), shall have the meanings assigned to them in the Third Supplemental Indenture or the Original Indenture, as applicable. The Indenture, as amended and supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture, as supplemented and amended by the Third Supplemental Indenture and this Fifth Supplemental Indenture, shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture (and every holder of Senior Debt with respect to the Notes) shall be bound hereby.

Section 2.2 Rules of Interpretation

For all purposes of this Fifth Supplemental Indenture, the Third Supplemental Indenture and the Notes, except as herein otherwise expressly provided or unless the subject matter or context hereof otherwise requires:

(i) “Fifth Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

(ii) all terms used in this Fifth Supplemental Indenture that are defined in the Indenture or the Trust Agreement have the meanings assigned to them therein, except as otherwise provided in this Fifth Supplemental Indenture;

(iii) references to any agreement or other instrument are to such agreement or other instrument as it has been or may be amended or supplemented from time to time; and

(iv) references to the Third Supplemental Indenture in such Third Supplemental Indenture or in this Fifth Supplemental Indenture shall be references to the Third Supplemental Indenture as amended and supplemented by this Fifth Supplemental Indenture.

ARTICLE III

AMENDMENTS AND DELETIONS

The provisions of the Third Supplemental Indenture are hereby modified as follows:

(a) Section 1.2(f) is hereby amended by adding the following terms (and where appropriate, by deleting the definition of any such term currently set forth therein):

“Final Remarketing” means (i) a Remarketing for a settlement date on August 1, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (ii) of the definition of Early Settlement Event, the first Remarketing.

“Indenture” means the Original Indenture as originally executed, as it is supplemented and amended by the Supplemental Indenture, dated as of February 20, 2004, between the Company and the Trustee, this Third Supplemental Indenture and the Fifth Supplemental Indenture and as it may from time to time be further supplemented or amended by one or more other indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of such instrument, this Third Supplemental Indenture, as amended and supplemented by the Fifth Supplemental Indenture, and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern such instrument, this Third Supplemental Indenture, the Fifth Supplemental Indenture and any such other supplemental indenture, respectively. The term “Indenture” shall also include the terms of the Notes.

“Remarketing Period” means the period commencing on the date 14 days after the date of the Fifth Supplemental Indenture (or such later date as shall be determined by the Company in its absolute discretion) and ending on the third Business Day preceding September 1, 2012 and the 75-day period (or such shorter period as shall be determined by the Company in its absolute discretion) ending on the third Business Day preceding each of December 1, 2012, March 1, 2013, June 1, 2013 and September 1, 2013 until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 3.4.

“Remarketing Settlement Date” means the third Business Day following the date of a Successful Remarketing or, if the Remarketing is Successful on a date that is within seven Business Days of the Stock Purchase Date, the Stock Purchase Date.

“Remarketing Value” means, in respect of a Note, the amount equal to the value on the Remarketing Settlement Date of U.S. Treasury securities that will pay, on or prior to the Stock Purchase Date, an amount of cash equal to the principal amount of, plus the interest payable on, such Note on each Interest Payment Date occurring after the Remarketing Settlement Date and on or prior to the Stock Purchase Date, including any deferred interest, assuming for this purpose, even if not true, that (i) the interest rate on the Notes for the Interest Period during which the Remarketing is Successful remains at the rate in effect immediately prior to the Remarketing, (ii) the interest rate on the Notes for any Interest Period following the Interest Period during which the Remarketing is Successful that ends prior to the Stock Purchase Date equals the forward swap rate determined by the Remarketing Agent that best approximates Three-Month LIBOR for such Interest Period on the date the Remarketing is Successful plus 0.57%, and (iii) all accrued and unpaid interest on the Notes is paid in cash on such date; provided that the Remarketing Value shall be calculated on the assumptions that (x) the U.S. Treasury securities are highly liquid and mature on or within five Business Days prior to the Stock Purchase Date or any preceding Interest Payment Date, as applicable, as determined in good faith by the Remarketing Agent in a manner intended to minimize the cash value of the U.S. Treasury securities, and (y) the U.S. Treasury securities are valued based on the ask-side price of such U.S. Treasury securities at a time between 9:00 A.M. and 11:00 A.M., New York City time, selected by the Remarketing Agent, on the date of Remarketing, as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the Remarketing Agent, plus accrued interest to that date; provided that if the Remarketing Settlement Date is the Stock Purchase Date, the Remarketing Value shall equal the principal amount of the Note.

“Reset Rate” means, if any tranche of Notes is remarketed as fixed rate notes, the rate of interest on such tranche of Notes set in a Remarketing, as specified in Section 3.3(a).

“Reset Spread” means, if any tranche of Notes is remarketed as floating rate notes, the spread, if any, set in a Remarketing with respect to such tranche of Notes, as specified in Section 3.3(a).

“Stated Maturity Date” means September 1, 2043 or, with respect to any tranche of Notes, such earlier date as may be specified by the Company with respect to such tranche of Notes following a Remarketing in accordance with Article III.

(b) The definitions of Fixed Rate Reset Cap and Floating Rate Reset Cap appearing in Section 1.2 are hereby deleted.

(c) Section 2.4 is hereby amended by inserting a new Section 2.4(f) at the end thereof as follows:

(f) Any Notes held by the Custodial Agent in the Custody Account shall be exchanged on the Remarketing Settlement Date for new Notes of one or several tranches, as the case may be, into which the Remarketed Notes are exchanged pursuant to Article III having the same aggregate principal amount as the Notes so exchanged. The principal amount of the Notes of each tranche so issued shall be in the same proportions as the Remarketed Notes of such tranche are issued pursuant to Article III.

(d) Section 2.9(b) is hereby amended by deleting the word “or” at the end of subparagraph (13) thereof, deleting the ending quotation marks at the end of subparagraph (14) thereof, inserting the word “or” following the semicolon at the end of subparagraph (14) thereof, and inserting at the end of paragraph (b) thereof a new subparagraph (15) as follows:

(15) in the event any Notes are sold in the Remarketing to one or more statutory trusts sponsored by the Company, to modify the provisions of Sections 2.7, 2.9(c), 2.10 through 2.15, 4.1 and 7.3 to make comparable provision with respect to each such trust and the holders of its trust securities, and to modify the definitions of “Investment Company Event” and “Tax Event” to refer to each such statutory trust in lieu of the Issuer Trust and to replace references to the date of issuance of the APEX with references to the Remarketing Settlement Date.

(e) Section 3.1(d) is hereby amended and restated in its entirety as follows:

(d) If a Remarketing Disruption Event has occurred and is continuing as of the last day of a Remarketing Period other than the fifth Remarketing Period and no Early Settlement Event has occurred, the Company may elect not to attempt a Remarketing on that day. If the Company makes such election, the Remarketing for the related Remarketing Period will be deemed Unsuccessful and the Company shall be obligated to use commercially reasonable efforts to effect the Remarketing in the next succeeding Remarketing Period.

(f) Section 3.2 is hereby amended and restated in its entirety as follows:

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes or any APEX Holders, at any time prior to the sale of the Notes in the Remarketing, to:

(a) divide the Notes into multiple tranches, and if so, determine the principal amount of each tranche of Notes into which each Note shall be exchanged, it being understood that the aggregate principal amount of such Notes shall equal the principal amount of Notes so exchanged and that each Note shall be exchanged in the same proportion as each other Note, and that the authorized denominations of each tranche of Notes shall be changed to the extent necessary to avoid the issuance of Notes in denominations that are not authorized denominations as a result of such exchange;

(b) keep the Stated Maturity Date of any tranche of Notes at September 1, 2043 or change it to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date of any tranche of Notes may not be changed to a date earlier than the later of (i) September 1, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;

(c) change the date after which any tranche of Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for any tranche of Notes may be earlier than the later of (i) September 1, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; and provided, further, that no Redemption Price may be less than the 100% of the principal amount of such tranche of Notes plus accrued and unpaid interest, including deferred interest, if any, to the Redemption Date, in accordance with Article XI of the Original Indenture;

(d) in connection with a Final Remarketing that is not an Early Remarketing or an Early Remarketing that is not the first scheduled Remarketing, exercise its right under Section 6.2 to cause the subordination provisions in the Original Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, also elect that the Notes shall no longer be subject to the interest deferral provisions of Sections 2.5(b) through (e);

(e) remarket each tranche of Notes as fixed rate notes or floating rate notes;

(f) if the Notes of any tranche will be remarketed as floating rate notes, determine the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on such tranche of Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and

(g) following a Failed Remarketing:

(i) keep the Stated Maturity Date at September 1, 2043 or change it to an earlier date, which date shall not be earlier than September 1, 2016 (specifying such date if applicable); and

(iii) change the date after which the Notes will be redeemable at the Company’s option (which date shall not be earlier than September 1, 2016) and the redemption price or prices;

provided that if the Failed Remarketing occurs during an Extension Period any changed Stated Maturity Date determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.

Any such changes to the terms of the Notes made by the Company pursuant to clauses (a) through (f) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (g) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

(f) Sections 3.3(a) through (c) are hereby amended and restated in their entirety as follows:

(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread with respect to each tranche of Notes, subject to Sections 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Article III, that will apply to all Notes of such tranche (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) the interest rate on any tranche of Notes may not at any time be less than 0% per annum; and

(ii) if (A) the interest rate on any tranche of Notes is not a fixed rate or a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on such tranche of Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of such tranche of Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of such tranche of Notes following the Remarketing.

(b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a) by approximately 4:30 P.M., New York City time, on the date of such Successful Remarketing, (i) the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined with respect to each tranche of Notes as part of such Remarketing in accordance with this Article III and (ii) the Company shall notify the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee of the changes to the terms of the Notes made pursuant to Section 3.2.

(c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on each tranche of Notes shall be reset to the rate, determined in accordance with this Article III pursuant to such Remarketing and the other changes, if any, in the terms of such tranche of Notes as notified by the Company pursuant to Section 3.2(b), shall become effective in accordance with this Article III.

(g) Section 3.4 is hereby amended and restated in its entirety as follows:

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods, for the purposes of this Section 3.4, shall be the five Business Day periods commencing on the seventh Business Day prior to a February 8, May 1, August 1 or November 1 (or if any such day is not a Business Day, the next Business Day) (which will also be a “Remarketing Settlement Date” for the purposes of this Section 3.4), and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (ii) of the definition of such term, there shall be only one Remarketing Period, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 1, June 1, September 1 or December 1 (or if such day is not a Business Day, the next Business Day).

(h) Section 3.5(c) is hereby deleted in its entirety.

(i) Section 3.6 is hereby amended and restated in its entirety as follows:

Notwithstanding any provision of the Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes or of any APEX Holder (i) to reflect any modifications to the terms of the Notes pursuant to the terms of this Article III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture or (ii) to correct or supplement any provision in the Indenture that may be inconsistent with the Fifth Supplemental Indenture or which may be necessary in order to give effect to the amendments to the Indenture as applicable to the Notes provided for in the Fifth Supplemental Indenture.

(j) The Regular Record Date for each payment of interest on the Notes due after the date hereof shall be the calendar day immediately preceding the applicable Interest Payment Date.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Separability of Invalid Provisions

In case any one or more of the provisions of this Fifth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Fifth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Fifth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 4.2 Execution in Counterparts

This Fifth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 4.3 Effectiveness

This Fifth Supplemental Indenture will become effective upon its execution and delivery.

Section 4.4 Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Fifth Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.5 Further Assurances

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Fifth Supplemental Indenture.

Section 4.6 Effect of Recitals

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 4.7 Ratification of Indenture

The Indenture as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.8 Governing Law

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Ellis Whipple
Name:	Ellis Whipple
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teisha Wright
Name:	Teisha Wright
Title:	Senior Associate